Effective at Closing
EXHIBIT 10.16

PINNACLE FINANCIAL PARTNERS, INC.

EXECUTIVE STOCK OWNERSHIP GUIDELINES

I.    Purpose

The Pinnacle Financial Partners, Inc. (“Pinnacle”) Executive Stock Ownership Guidelines have been adopted to align the interests of executives with the interests of shareholders and to promote Pinnacle’s commitment to corporate governance.

II.    Participation

Pinnacle’s Executive Stock Ownership Guidelines apply to the following senior executives of Pinnacle:

•Chief Executive Officer and President; and
•Members of the Executive Leadership Team (ELT) as designated by the Company’s Chief Executive Officer and President.

III.    Determination of Guidelines

Pinnacle’s Executive Stock Ownership Guidelines are determined as a multiple of the executive’s base salary and then converted to a fixed number of shares. Individual guidelines are established for each participant as follows:

•The executive’s base salary is multiplied by the appropriate multiple:

Title                         Multiple of Salary

Chief Executive Officer and President        6 times salary
Members of ELT                   3 times salary

•That product is divided by the average closing common stock price of Pinnacle during the fourth quarter, as reported by the New York Stock Exchange.

IV.    Compliance with Guidelines

Any executive named to an eligible position who does not yet own the number of shares needed to comply with these guidelines is required to retain 50% of the shares received upon the exercise of any stock options or vesting of any service-based or performance-based stock awards (excluding shares sold to pay for the option’s exercise price and any taxes due upon exercise and excluding any shares withheld to cover taxes upon such exercise or vesting). Once the required number of shares has been achieved, the executive may not sell shares that would reduce his or her ownership below the required level as of the last calculation date.

The Executive Stock Ownership Guidelines will be recalculated at the beginning of each calendar year. Any subsequent change in base salary of the executives or the value of Synovus shares will not affect the ownership guidelines for the remainder of that calendar year.

Effective at Closing

V.    Counting Shares Owned

The number of shares of common stock reported on an executive officer’s SEC reports on Form 4 will be deemed to be the number of shares owned by an executive officer for purposes of these guidelines; provided, however, that unvested performance-based awards and unexercised stock options shall be excluded. For other participants who are not required to file Form 4s with the SEC, all beneficial ownership in equity of the Company shall count toward compliance with these Executive Stock Ownership Guidelines; provided, however, that unvested performance-based awards and unexercised stock options shall be excluded. All executives subject to these Executive Stock Ownership Guidelines will be required to certify their compliance with the guidelines in writing each year beginning as of January 1, 2026.

VI.    Hardship

There may be instances in which the Executive Stock Ownership Guidelines would place a severe hardship on the executive or prevent the executive from complying with a court order, such as in the case of a divorce settlement. It is expected that these instances will be rare. In these instances, the executive must submit a request in writing to the Chief Executive Officer that summarizes the circumstances and describes the extent to which an exemption from the Executive Stock Ownership Guidelines is being requested. The Chief Executive Officer will review the request with the Chair of the Compensation and Human Capital Committee and will make the final decision. If the request is granted in whole or in part, the Chief Executive Officer will, in consultation with the executive, develop an alternative stock ownership plan that reflects both the intention of these Executive Stock Ownership Guidelines and the executive’s individual circumstances.

VII.    Hold Until Retirement Provision

After the Chief Executive Officer has satisfied the Executive Stock Ownership Guidelines, he or she is required to retain ownership of at least 50% of any common stock acquired through our incentive stock compensation plans, after taxes and transaction costs, until retirement or other termination of employment. The hardship exemption described in Section VI above shall also apply to this requirement.